EXHIBIT 3.1(a)
ARTICLES OF ORGANIZATION
OF
MEDIACOM LLC
Under Section 203 of the Limited Liability
Company Law (“LLCL”) of the State of New York
     FIRST: The name of the limited liability company is MEDIACOM LLC.
     SECOND: The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the LLCL.
     THIRD: The county within the State of new York in which the office of the Company is to be located is Rockland County.
     FOURTH: In addition to the events of dissolution set forth in (S)701 of the LLCL, the latest date to which the Company may continue without dissolution occurring is December 31, 2025.
     FIFTH: The Secretary of State is designated as the agent of the Company upon whom process against the Company may be served. The post office address within or without the State of New York to which the Secretary of State shall mail a copy of any process against the Company served upon such Secretary of State is c/o Robert L. Winikoff, Esq., Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022.
     SIXTH: The Company is to be managed by one or more managers.
     IN WITNESS WHEREOF, I have subscribed this certificate this 11th day of July, 1995, and do hereby affirm the statements made herein as true under the penalties of perjury.

/s/ J. Douglas Geary
J. Douglas Geary, Esq.
Sole Organizer c/o Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue New York, New York 10022